CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

(513) 870-2000

Investor Contact:  Heather J. Wietzel

(513) 870-2768

Media Contact:  Joan O. Shevchik

(513) 603-5323

Cincinnati Financial 2005 Net Income Up 3.1% and Operating Income* Up 7.3%

Cincinnati, February 8, 2006 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported that continued strong property casualty insurance underwriting profits and higher investment income resulted in record net income of $602 million and record operating income* of $562 million for 2005.

Financial Highlights*

(Dollars in millions except share data)	Three months ended December 31,			Twelve months ended December 31,
	2005	2004	Change %	2005	2004 **	Change %
Revenue Highlights
Earned premiums	$803	$777	3.3	$3,164	$3,020	4.8
Investment income	136	127	6.9	526	492	6.9
Total revenues	967	942	2.6	3,767	3,614	4.2
Income Statement Data
Net income	$183	$192	(5.1)	$602	$584	3.1
Net realized investment gains and losses	16	24	(34.2)	40	60	(33.9)
Operating income*	$167	$168	(0.9)	$562	$524	7.3
Per Share Data (diluted) ***
Net income	$1.03	$1.09	(5.5)	$3.40	$3.28	3.7
Net realized investment gains and losses	0.09	0.14	(35.7)	0.23	0.34	(32.4)
Operating income*	$0.94	$0.95	(1.1)	$3.17	$2.94	7.8

Cash dividend declared	$0.305	$0.26	16.4	$1.205	$1.04	16.1
Book value				$34.88	$35.60	(2.0)
Average shares outstanding	177,045,508	178,011,203	(0.5)	177,116,126	178,376,848	(0.7)

Corporate Highlights

•

6.9 percent growth in pretax investment income for fourth quarter and full year.

•

2.0 percent decline in 2005 year-end book value from year-end 2004 level on lower unrealized gains.

•

1.3 million reduction in average shares outstanding for full year. Fourth-quarter repurchases of the company’s common stock totaled 374,808 shares at a cost of $17 million.

Insurance Operations Highlights

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2.6 percent increase in 2005 property casualty net written premiums, with 0.6 percent fourth quarter increase. Commercial lines net written premiums rose 4.7 percent and 3.1 percent for the same periods.

•

10.8 percent rise in property casualty full-year underwriting profit to $330 million.

•

89.2 percent GAAP combined ratio for full-year 2005. Improvement reflected lower catastrophe losses, continued strong commercial lines underwriting results and personal lines return to underwriting profitability.

•

5.2 percentage-point benefit to 2005 combined ratio from favorable loss reserve development from prior accident years compared with 6.7 percentage-point benefit in 2004.

•

20 cents contribution from life insurance segment to full-year 2005 operating income, up from 18 cents in 2004.

Preliminary Outlook****

•

2006 property casualty written premiums expected to be flat to up slightly, with growth in commercial lines written premiums continuing to offset a decline in personal lines written premiums.

•

2006 GAAP combined ratio expected to be 92 percent to 94 percent, assuming catastrophe losses contribute approximately 4.0 to 4.5 percentage points.

•

2006 pretax investment income growth expected to be in the range of 6.5 percent to 7.0 percent.

*

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

**

Full-year 2004 income included a benefit of $21 million, or 11 cents per share, after tax, and GAAP combined ratio included a benefit of 1.1 percentage points from the release of reserves for uninsured/underinsured motorist (UM/UIM) losses.

***

Per share amounts for all periods have been adjusted for the 5 percent stock dividend paid April 26, 2005.

****

Outlook and related assumptions are subject to the risks outlined in the company's forward-looking information safe-harbor statement (see Page 9).

2005 A Strong Year

“Our local independent agents, field and headquarters associates achieved excellent financial results in 2005,” said John J. Schiff Jr., CPCU, chairman and chief executive officer. “Moreover, they invested in efforts that strengthen our position going into 2006, a year that may prove challenging for our industry. Top-notch claims service, especially the response to this year’s many weather catastrophes, firmed up policyholder loyalties. Active salesmanship produced more than $300 million of new business and many new policyholders. And our infrastructure expanded with significant progress on technology and physical plant projects, helping assure our ability to achieve the company’s objectives over the long term.

“As we thank the independent agents who represent the company, we also are building new agency relationships that we hope will benefit both the agencies and our company in future years,” Schiff added. “Agency appointments in 2005 raised the number of reporting agency locations by 40, and we’re targeting 50 new appointments in 2006.”

The term “reporting agency locations” recognizes the increasing number of agencies that have multiple, separately identifiable locations, reflecting their growth and consolidation within the independent agency marketplace. Reporting agency locations, or the number of agency locations actively marketing The Cincinnati Insurance Companies’ insurance products, better describes the agents’ scope of business and the company’s presence within its 32 states of operation.

Property Casualty Marketplace

Schiff noted, “We believe that our agent-centered strategy provides important advantages as we go head-to-head with other profitable, financially strong competitors in our regional markets.

“Across our commercial lines market areas, we have seen continued signs of the soft market, with fewer increases and more declines in renewal pricing, aside from any changes in an account’s exposures. Account quality, class of business, size of account, location and carriers that compete in that local market all continue as factors in pricing levels. Commercial policyholders continue to respond favorably to our agents’ presentation of the Cincinnati value proposition – customized coverage packages, personal claims service and high financial strength ratings – all wrapped up in a convenient three-year commercial policy.

“The personal lines market remains competitive. We are further refining our rates and premium credits, including a planned July 2006 introduction of a limited program of rate segments that incorporate insurance scores into pricing of personal auto and homeowner policies. These changes better position our agents to sell the value of our homeowner-auto package, superior claims service and financial strength. We believe we can return policy retention to the near-90 percent level we historically have achieved and can restore personal lines new business activity to a healthy pace,” Schiff said.

Investment Strategy Key to Long-term Growth and Stability

“We remain committed to our buy-and-hold equity investing strategy, which we believe is key to the company’s long-term growth and stability,” Schiff noted. “During the second half of 2005, we made moderate additions to our equity portfolio and anticipate making equity investments in 2006 that provide both income and the potential for capital appreciation over the years.

“We are looking for pretax investment income growth to continue in the range of 6.5 percent to 7.0 percent in 2006. This outlook is based on the anticipated level of dividend income, the strong cash flow from insurance operations and the higher-than-historical allocation of new cash flow to fixed-income securities over the past 18 months.”

Kenneth W. Stecher, chief financial officer and senior vice president, added, “Among other considerations, we are mindful of rating agency capitalization measures when allocating available cash for investment between fixed-income securities, equities and share repurchase. We believe that our strong insurer financial strength ratings help our agents distinguish us from other carriers.”

2006 Property Casualty Outlook Mixed

Stecher noted, “We believe our consolidated property casualty written premiums will be flat to slightly up in 2006. The rate-driven declines in personal lines written premiums that we anticipate should be offset by modest growth in commercial lines, despite increasing competition.”

The company’s estimated combined ratio for 2006 is 92 percent to 94 percent on a GAAP or statutory basis. In 2005, the company reported a GAAP combined ratio of 89.2 percent and a statutory combined ratio of 89.0 percent.

Stecher said, “We believe the most significant difference will be a lower level of savings from favorable loss reserve development from prior accident years. In 2006, we believe that savings is more likely to reduce the combined ratio in the range of 2 to 3 percentage points. In both 2005 and 2004, we recorded higher-than-normal savings, particularly for liability coverages.” The savings reduced the 2005 combined ratio by 5.2 percentage points and the 2004 combined ratio by 6.7 percentage points.

“Our assumption for the catastrophe losses contribution has risen slightly from previous years, to between 4.0 and 4.5 percentage points on the combined ratio. We’re taking into account the potential for severe weather as we’ve seen in the past two years and the higher retention on our new catastrophe reinsurance treaty.

“The degree of softening in the commercial lines marketplace will affect the 2006 combined ratio for that business area. The loss and loss expense ratio may move up slightly as pricing becomes more competitive.

“The personal lines 2006 combined ratio primarily will reflect our ability to offer competitive prices for our personal lines products in that changing marketplace. We believe we have taken the appropriate actions to maintain the personal lines 2006 loss and loss expense ratio near the improved level we achieved in 2005,” Stecher said.

For both commercial lines and personal lines, lower earned premium growth also could lead to further unfavorable year-over-year comparisons of the deferred acquisition cost and other underwriting expense ratios. Continued investment in technology also may contribute to an increase in other underwriting expenses.

Stecher added that the company will begin expensing stock options in the first quarter of 2006, which will temper earnings results. As previously reported, pro forma option expense calculations in 2005 indicated that the adoption of this accounting standard should reduce earnings per share by approximately 2 cents per quarter.

Schiff concluded, “We focus well beyond the short-term in our commitments to claims service excellence, loss reserve adequacy and total return investing. That approach allows us to continue targeting above-industry-average growth in written premiums and industry leading profitability. We expect to achieve those targets in the coming year, on our way to rewarding shareholders over the long term.”

Property Casualty Insurance Operations

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2005	2004	Change %	2005	2004	Change %
Written premiums	$727	$723	0.6	$3,076	$2,997	2.6

Earned premiums	$775	$754	2.8	$3,058	$2,919	4.8

Loss and loss expenses excluding catastrophes	373	383	(2.5)	1,685	1,605	5.0
Catastrophe loss and loss expenses	44	16	179.4	127	148	(14.8)
Commission expenses	142	138	2.9	592	583	1.6
Underwriting expenses	93	83	13.1	319	274	16.3
Policyholder dividends	(2)	3	(165.3)	5	11	(52.3)
Underwriting profit	$125	$131	(4.7)	$330	$298	10.8

Combined ratio:
Loss and loss expenses excluding catastrophes	48.2%	50.8%		55.1%	55.0%
Catastrophe loss and loss expenses	5.6	2.1		4.1	5.1
Loss and loss expenses	53.8%	52.9%		59.2%	60.1%
Commission expenses	18.3	18.3		19.4	20.0
Underwriting expenses	12.1	11.0		10.4	9.4
Policyholder dividends	(0.3)	0.4		0.2	0.3
Combined ratio	83.9%	82.6%		89.2%	89.8%

Property Casualty Insurance Highlights

•

2.6 percent increase in 2005 total property casualty net written premiums, with 0.6 percent fourth-quarter increase.

•

$314 million in new business written directly by agencies in 2005 compared with $330 million in 2004.  Fourth-quarter new business was $83 million compared with $77 million in the comparable prior period.

•

83.9 percent fourth-quarter property casualty combined ratio, up 1.3 percentage points from 2004, with increases in catastrophe losses and the underwriting expense ratio offsetting the lower loss and loss expense ratio excluding catastrophe loss.

•

$127 million in full-year 2005 catastrophe losses, including ceded and assumed reinsurance. Catastrophe losses added 4.1 percentage points to the 2005 combined ratio. Full-year 2004 catastrophe losses of $148 million, on the same basis, added 5.1 percentage points.

•

$44 million in fourth-quarter catastrophe losses including $3 million of favorable development from prior-period catastrophes.

2005 Fourth-quarter Catastrophes	Date	States Primarily Affected	Reported Claims (as of 2/3/06)	Loss and Loss Expenses Incurred
Hurricane Wilma	October 24	Florida	816	$25 million
Newburgh, Indiana, Tornado	November 6	Indiana, Kentucky	276	$11 million
Madisonville, Kentucky, Tornado	November 15	Kentucky	132	$11 million

•

40 new reporting agency locations in 2005. The company had 1,029 agency relationships with 1,253 reporting agency locations marketing our insurance products at year-end 2005, up from 998 agency relationships with 1,213 reporting agency locations at year-end 2004.

•

$7 million in estimated incremental premium savings from 2006 reinsurance programs, without taking into account the reinstatement premium incurred in 2005.

Treaty	2006 Program	Key Changes from 2005
Property catastrophe treaty	• Retain 100% of first $45 million in losses • Retain 5% of losses between $45 million and $500 million • Retain 100% of losses over $500 million	• Retention raised to $45 million from $25 million
Property per risk treaty	• Retain 100% of first $4 million in losses • Retain 0% of losses between $4 million and $25 million • Obtain facultative reinsurance for losses above $25 million	• Retention raised to $4 million from $3 million
Casualty per occurrence treaty	• Retain 100% of first $4 million in losses • Retain 0% of losses between $4 million and $25 million • Obtain facultative reinsurance for losses above $25 million	• Retention raised to $4 million from $2 million with 60% co-participation between $2 million and $4 million.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Commercial Lines Insurance Operations

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2005	2004	Change %	2005	2004	Change %
Written premiums	$548	$532	3.1	$2,290	$2,186	4.7

Earned premiums	$576	$551	4.6	$2,254	$2,126	6.0

Loss and loss expenses excluding catastrophes	280	257	9.4	1,222	1,083	12.9
Catastrophe loss and loss expenses	14	7	96.8	76	71	6.0
Commission expenses	114	99	14.6	438	423	3.6
Underwriting expenses	67	65	3.8	228	200	13.5
Policyholder dividends	(2)	3	(165.3)	5	11	(52.3)
Underwriting profit	$103	$120	(14.2)	$285	$338	(15.6)

Combined ratio:
Loss and loss expenses excluding catastrophes	48.7%	46.5%		54.2%	50.9%
Catastrophe loss and loss expenses	2.4	1.3		3.4	3.4
Loss and loss expenses	51.1%	47.8%		57.6%	54.3%
Commission expenses	19.7	18.0		19.5	19.9
Underwriting expenses	11.7	11.8		10.1	9.4
Policyholder dividends	(0.4)	0.6		0.2	0.5
Combined ratio	82.1%	78.2%		87.4%	84.1%

Commercial Lines Insurance Highlights

•

87.4 percent 2005 commercial lines combined ratio, marking the second consecutive year with a sub-90 percent combined ratio.

•

4.7 percent rise in 2005 commercial lines net written premiums, with 3.1 percent fourth-quarter increase.

•

$282 million in new commercial lines business written directly by agencies in 2005, unchanged from 2004.  Fourth-quarter new business was $76 million compared with $67 million in the comparable prior period.

•

Slower growth primarily due to more competitive pricing environment. We believe the growth rate of commercial lines written premium exceeded the average for the commercial lines marketplace.

•

3.3 percentage-point rise in loss and loss expenses excluding catastrophes in 2005. The increase reflects a single large fire loss in the first quarter that increased the 2005 ratio by 1.1 percentage points, and savings from favorable loss reserve development slightly below 2004’s level.

•

0.7 percentage point rise in 2005 commercial lines underwriting expense ratio. The increase primarily reflected higher staffing expenses and an unfavorable deferred acquisition cost comparison, as slower premium growth resulted in amortization of prior-period deferred acquisition expenses that more than offset deferred acquisition expenses on current-period written premiums.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Personal Lines Insurance Operations

(Dollars in millions)		Three months ended December 31,		Twelve months ended December 31,
2005		2004	Change %	2005	2004	Change %
Written premiums	$179	$191	(6.6)	$786	$811	(3.0)

Earned premiums	$199	$203	(1.9)	$804	$793	1.4

Loss and loss expenses excluding catastrophes	93	126	(26.6)	463	522	(11.3)
Catastrophe loss and loss expenses	30	9	248.4	51	77	(34.2)
Commission expenses	28	39	(27.1)	154	160	(3.6)
Underwriting expenses	26	18	47.2	91	74	24.0
Underwriting profit (loss)	$22	$11	97.1	$45	$(40)	214.0

Combined ratio:
Loss and loss expenses excluding catastrophes	46.8%	62.4%		57.6%	65.9%
Catastrophe loss and loss expenses	14.9	4.2		6.3	9.7
Loss and loss expenses	61.7%	66.6%		63.9%	75.6%
Commission expenses	14.2	19.1		19.2	20.1
Underwriting expenses	13.1	8.8		11.3	9.3
Combined ratio	89.0%	94.5%		94.4%	105.0%

Personal Lines Insurance Highlights

•

94.4 percent 2005 personal lines combined ratio, reflecting substantial progress in lowering homeowner loss and loss expense ratio closer to breakeven. 2005 was the first full year of profitability for personal lines since 1999.

•

3.0 percent decline in 2005 personal lines net written premiums, with 6.6 percent fourth-quarter decline.

•

Rate modifications for personal auto and homeowners in selected states and territories. To better position the company’s personal lines products in the market, additional rate modifications are scheduled for 2006. Plans include the July 2006 introduction of a limited program of rate segments incorporating insurance scores into pricing of personal auto and homeowner policies.

•

1.4 percent increase in 2005 personal lines earned premiums, due to rate-driven growth in homeowner written premiums in earlier periods. Fourth-quarter personal lines earned premiums declined 1.9 percent.

•

$32 million in new personal lines business written directly by agencies in 2005, compared with $48 million last year.  Fourth-quarter new business was $7 million compared with $10 million in the comparable prior period.

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Diamond, the company’s personal lines policy processing system, in use in seven states that represented approximately 69 percent of total 2005 personal lines earned premium volume. In 2005, $417 million of personal lines’ $786 million of written premium was issued through Diamond.

•

Diamond rollout to extend to six additional states in 2006. Georgia, Kentucky and Wisconsin agents began using Diamond in January 2006 with Minnesota, Missouri and Tennessee rollouts planned for later in the year.

•

58.4 percent 2005 homeowner loss and loss expense ratio excluding 16.1 percentage points from catastrophe losses, compared with 69.3 percent in 2004 excluding 26.8 percentage points from catastrophe losses.

•

60.2 percent 2005 personal auto loss and loss expense ratio compared with 66.1 percent in 2004.

•

2.0 percentage-point increase in 2005 personal lines other underwriting expense ratio. The increase primarily reflected higher staffing and technology expenses and an unfavorable deferred acquisition cost comparison, as slower premium growth resulted in amortization of prior-period deferred acquisition expenses that more than offset deferred acquisition expenses on current-period written premiums.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Life Insurance Operations

(In millions)	Three months ended December 31,			Twelve months ended December 31,
	2005	2004	Change %	2005	2004	Change %
Written premiums	$43	$61	(29.7)	$205	$193	6.6

Earned premiums	$28	$24	18.0	$106	$101	5.7
Investment income, net of expenses	26	23	12.2	99	91	9.4
Other income	1	1	43.6	4	3	18.5
Total revenues, excluding realized investment gains and losses	55	48	11.6	209	195	7.6
Policyholder benefits	25	24	4.7	102	95	7.2
Expenses	15	13	20.0	52	53	(0.3)
Total benefits and expenses	40	37	10.0	154	148	4.5
Net income before income tax and realized investment gains and losses	15	11	33.3	55	47	17.3
Income tax	6	2	125.9	19	14	31.8
Net income before realized investment gains and losses	$9	$9	7.2	$36	$33	10.8

Life Insurance Highlights

•

$205 million in 2005 total life insurance operations written premiums, up from $193 million in 2004. Written premiums for life insurance operations were $43 million for the 2005 fourth quarter compared with $61 million in last year’s fourth quarter. Written premiums for life insurance operations for all periods include life insurance, annuity and accident and health premiums. Fourth-quarter 2004 premiums included the sale of two general account bank-owned life insurance (BOLIs) policies totaling $10 million.

•

14.6 percent rise in face amount of life policies in force to $51.493 billion at year-end 2005 from $44.921 billion at year-end 2004. Applications submitted in 2005 rose 2.0 percent, with a 6.3 percent gain in worksite applications.

•

Operating expenses relatively level and mortality experience again within pricing assumptions, resulting in improved results and a higher contribution to earnings per share.

•

12.0 percent rise in 2005 term life insurance written premiums, benefiting from mid-year introduction of a new series of term products.  The Termsetter Plus series includes an optional return-of-premium feature.  Response to the new portfolio has been favorable, with approximately 25 percent of applications requesting the return-of-premium feature.

•

Worksite enrollment processes and the product portfolio to be enhanced during 2006. Worksite enrollment software will allow the agent to capture and submit data electronically to Cincinnati Life.

•

Introduction of UL120, a secondary guarantee universal life product, planned for 2006. This is a mortality-based product with an emphasis on low, competitive premiums for high guarantee death benefits.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Investment Operations

(In millions)	Three months ended December 31,			Twelve months ended December 31,
	2005	2004	Change %	2005	2004	Change %
Investment income:
Interest	$72	$64	12.2	$280	$252	11.2
Dividends	63	63	0.3	244	239	2.1
Other	2	1	100.5	8	6	29.4
Investment expenses	(1)	(1)	(5.3)	(6)	(5)	(22.3)
Total net investment income	$136	$127	6.9	$526	$492	6.9
Investment interest credited to contract holders	$(13)	$(12)	11.0	$(51)	$(46)	12.9
Net realized investment gains and losses:
Other-than-temporary impairment charges	$0	$(1)	100.1	$(1)	$(6)	78.5
Realized investment gains and losses	41	19	116.3	83	87	(4.9)
Change in valuation of embedded derivatives	(18)	17	(207.9)	(21)	10	(302.4)
Net realized investment gains	$23	$35	(35.2)	$61	$91	(33.1)
Investment operations income	$146	$150	(3.4)	$536	$537	(0.4)

Balance Sheet

(Dollars in millions)	December 31,	December 31,
	2005	2004
Balance Sheet Data
Total assets	$16,003	$16,107
Invested assets	12,702	12,677
Shareholders' equity	6,086	6,249
Ratio Data
Return on equity	9.8%	9.4%
Return on equity, based on comprehensive income	1.6%	4.6%

Investment and Balance Sheet Highlights

•

6.9 percent pretax increase in net investment income. Interest income from fixed-income investments contributed 53.3 percent of 2005 net investment income. Dividend increases from common stocks more than offset loss of income from sales or calls of convertible preferred securities in the past 12 months. Fifth Third Bancorp, the company’s largest equity holding, contributed 43.6 percent of total dividend income in 2005.

•

$15 million annually in additional investment income expected from dividend increases during 2005 by Fifth Third and another 35 of the 49 common stock holdings in the equity portfolio.

•

$30 million decline in 2005 net realized investment gains due to changes in the valuation of embedded derivatives within certain convertible securities. Fourth-quarter 2005 net realized investment gains declined $12 million as sales and calls of securities partially offset changes in the valuation of embedded derivatives.

•

$4.192 billion in statutory surplus for the property casualty insurance group at year-end 2005, unchanged from year-end 2004. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 97.0 percent at year-end 2005, compared with 103.5 percent at year-end 2004.

•

33.9 percent ratio of investment securities held at the holding-company level to total holding-company-only assets at year-end 2005, in line with management’s below-40 percent target.

•

1,500,000 CINF shares repurchased at a total cost of $62 million in 2005, including 374,808 shares in the fourth quarter.

•

13,175,164 shares of ALLTEL Corporation common stock sold. On January 24, 2006, Cincinnati Financial Corporation and its subsidiaries completed the sale of all of its ALLTEL Corporation common stock holdings, which no longer met the company’s investment parameters because of recent publicly announced actions by ALLTEL. The investment department is allocating the approximately $558 million in after-tax proceeds of the sale in line with the company’s investment objectives.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information about the company, please visit www.cinfin.com.

For additional information or to register for this afternoon's conference call webcast, please visit www.cinfin.com/investors.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company’s future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

•

Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•

Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased and financial strength of reinsurers

•

Increased frequency and/or severity of claims

•

Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

o

Downgrade of the company’s financial strength ratings,

o

Concerns that doing business with the company is too difficult or

o

Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

•

Increased competition that could result in a significant reduction in the company’s premium growth rate

•

Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages.

•

Insurance regulatory actions, legislation or court decisions or legal actions that increase expenses or place us at a disadvantage in the marketplace

•

Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

•

Inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves

•

Events that reduce the company’s ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002 in the future

•

Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

•

Sustained decline in overall stock market values negatively affecting the company’s equity portfolio; in particular a sustained decline in the market value of Fifth Third shares, a significant equity holding

•

Events that lead to a significant decline in the value of a particular security and impairment of the asset

•

Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income

•

Adverse outcomes from litigation or administrative proceedings

•

Effect on the insurance industry as a whole, and thus on the company’s business, of the actions undertaken by the Attorney General of the State of New York and other regulators against participants in the insurance industry, as well as any increased regulatory oversight that might result

•

Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940

Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Readers are cautioned that the company undertakes no obligation to review or update the forward-looking statements included herein.

Cincinnati Financial Corporation

Consolidated Balance Sheets

(Dollars in millions except per share data)	Years ended December 31,
	2005	2004
ASSETS	(unaudited)
Investments
Fixed maturities, at fair value (amortized cost: 2005—$5,387; 2004—$4,783)	$5,476	$5,070
Equity securities, at fair value (cost: 2005—$2,128; 2004—$1,945)	7,106	7,498
Short-term investments, at fair value (cost: 2005—$75; 2004—$71)	75	71
Other invested assets	45	38
Cash and cash equivalents	119	306
Investment income receivable	117	107
Finance receivable	105	95
Premiums receivable	1,116	1,119
Reinsurance receivable	681	680
Prepaid reinsurance premiums	14	15
Deferred policy acquisition costs	429	400
Property and equipment, net, for company use (accumulated depreciation: 2005—$232; 2004—$206)	168	156
Other assets	66	75
Separate accounts	486	477
Total assets	$16,003	$16,107

LIABILITIES
Insurance reserves
Loss and loss expense reserves	$3,661	$3,549
Life policy reserves	1,343	1,194
Unearned premiums	1,559	1,539
Other liabilities	455	474
Deferred income tax	1,622	1,834
6.125% senior notes due 2034	371	371
6.9% senior debentures due 2028	28	420
6.92% senior debenture due 2028	392	0
Separate accounts	486	477
Total liabilities	9,917	9,858

SHAREHOLDERS' EQUITY
Common stock, par value-$2 per share; authorized: 2005-500 million shares, 2004- 200 million shares; issued: 2005-194 million shares, 2004-185 million shares	389	370
Paid-in capital	969	618
Retained earnings	2,088	2,057
Accumulated other comprehensive income—unrealized gains on investments and derivatives	3,284	3,787
Treasury stock at cost (2005—20 million shares, 2004—18 million shares)	(644)	(583)
Total shareholders' equity	6,086	6,249
Total liabilities and shareholders' equity	$16,003	$16,107

Cincinnati Financial Corporation

Consolidated Statements of Income

(In millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	Change %	2005	2004	Change %
(unaudited)			(unaudited)
REVENUES
Earned premiums
Property casualty	$775	$754	2.8	$3,058	$2,919	4.8
Life	28	24	18.0	106	101	5.7
Investment income, net of expenses	136	127	6.9	526	492	6.9
Realized investment gains and losses	23	35	(35.2)	61	91	(33.1)
Other income	5	2	139.0	16	11	41.1
Total revenues	967	942	2.6	3,767	3,614	4.2

BENEFITS AND EXPENSES
Insurance losses and policyholder benefits	442	422	4.6	1,911	1,846	3.5
Commissions	151	147	2.6	627	615	1.9
Other operating expenses	76	68	11.8	290	260	11.3
Taxes, licenses and fees	19	20	(1.2)	72	75	(4.1)
Increase in deferred policy acquisition costs	5	(1)	649.5	(19)	(30)	38.2
Interest expenses	13	10	20.0	51	38	35.9
Other expenses	0	4	(90.5)	12	10	19.2
Total benefits and expenses	706	670	5.3	2,944	2,814	4.6

INCOME BEFORE INCOME TAXES	261	272	(4.0)	823	800	2.8

PROVISION (BENEFIT) FOR INCOME TAXES
Current	61	51	21.0	188	171	9.5
Deferred	17	29	(41.2)	33	45	(25.8)
Total provision for income taxes	78	80	(1.4)	221	216	2.2

NET INCOME	$183	$192	(5.1)	$602	$584	3.1

PER COMMON SHARE
Net income—basic	$1.04	$1.10	(5.5)	$3.44	$3.30	4.2
Net income—diluted	$1.03	$1.09	(5.5)	$3.40	$3.28	3.7

Since 1996, Cincinnati Financial has disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements. For 2005 and 2004, diluted net income would have been reduced by approximately 7 cents per share, if option expense, calculated using the binomial option-pricing model, were included as an expense.

***

Definitions of Non-GAAP Information and

Reconciliation to Comparable GAAP Measures

(See attached tables for 2005 and 2004 data; prior-period reconciliations available at www.cinfin.com/investors.)

Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments – when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•

Operating income: Operating income (readers also may have seen this measure defined as net income before realized investment gains and losses) is calculated by excluding net realized investment gains and losses from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•

Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•

Written premium: Under statutory accounting rules, written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

•

Written premium adjustment – statutory basis only: In 2002, the company refined its estimation process for matching written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

•

Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized statutory property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when analyzing written premiums and statutory ratios that make use of written premiums.

•

Life insurance gross written premiums: In analyzing the life insurance company’s gross written premiums, management excludes five larger, single-pay life insurance policies (bank-owned life insurance or BOLIs) written in 2004, 2002, 2000 and 1999 to focus on the trend in premiums written through the independent agency distribution channel.

•

One-time charges or adjustments: Management analyzes earnings and profitability excluding the impact of one-time items.

o

In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.

o

In 2000, the company recorded a one-time charge of $39 million, pre-tax, to write down previously capitalized costs related to the development of software to process property casualty policies.

o

In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium BOLI policy that was booked at the end of 1999 and segregated as a separate account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company’s consolidated financials.

Cincinnati Financial Corporation
Quarterly Net Income Reconciliation

(In millions except per share data)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004	6/30/2005	6/30/2004	9/30/2005	9/30/2004	12/31/2005	12/31/2004

Net income	$183	$117	$158	$144	$192	$90	$155	$146	$302	$301	$419	$392	$602	$584
One-time item	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Net income before one-time item	183	117	158	144	192	90	155	146	302	301	419	392	602	584
Net realized investment gains and losses	16	10	8	6	24	(5)	36	4	14	40	24	36	40	60
Operating income before one-time item	167	107	150	138	168	95	119	142	288	261	395	356	562	524
Less catastrophe losses	(28)	(43)	(9)	(2)	(10)	(56)	(30)	0	(11)	(30)	(54)	(86)	(82)	(96)
Operating income before catastrophe losses and one-time item	$195	$150	$159	$140	$178	$151	$149	$142	$299	$291	$449	$442	$644	$620

Diluted per share data
Net income	$1.03	$0.66	$0.89	$0.81	$1.09	$0.50	$0.87	$0.82	$1.70	$1.77	$2.37	$2.19	$3.40	$3.28
One-time item	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Net income before one-time item	1.03	0.66	0.89	0.81	1.09	0.50	0.87	0.82	1.70	1.77	2.37	2.19	3.40	3.28
Net realized investment gains and losses	0.09	0.05	0.05	0.03	0.14	(0.03)	0.20	0.03	0.08	0.24	0.14	0.20	0.23	0.35
Operating income before one-time item	0.94	0.61	0.84	0.78	0.95	0.53	0.67	0.79	1.62	1.53	2.23	1.99	3.17	2.93
Less catastrophe losses	(0.16)	(0.24)	(0.05)	(0.01)	(0.06)	(0.31)	(0.17)	0.00	(0.06)	(0.18)	(0.30)	(0.48)	(0.46)	(0.54)
Operating income before catastrophe losses and one-time item	$1.10	$0.85	$0.89	$0.79	$1.10	$0.84	$0.84	$0.79	$1.68	$1.71	$2.53	$2.47	$3.63	$3.47

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Consolidated

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/05	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04	3/31/04	6/30/05	6/30/04	9/30/05	9/30/04	12/31/05	12/31/04
Premiums
Adjusted written premiums (statutory)	$765	$764	$781	$787	$748	$750	$761	$767	$1,568	$1,528	$2,332	$2,278	$3,097	$3,026
Written premium adjustment – statutory only	(38)	(3)	10	10	(25)	0	(27)	23	20	(4)	17	(4)	(21)	(29)
Reported written premiums (statutory) *	$727	$761	$791	$797	$723	$750	$734	$790	$1,588	$1,524	$2,349	$2,274	$3,076	$2,997
Unearned premiums change	48	4	(26)	(44)	31	(17)	(17)	(74)	(70)	(92)	(66)	(108)	(18)	(78)
Earned premiums	$775	$765	$765	$753	$754	$733	$717	$716	$1,518	$1,432	$2,283	$2,166	$3,058	$2,919

Statutory combined ratio
Reported statutory combined ratio*	85.8%	96.6%	86.6%	87.4%	83.6%	97.9%	91.2%	85.1%	86.9%	88.1%	90.1%	91.4%	89.0%	89.4%
Written premium adjustment – statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted statutory combined ratio	85.8%	96.6%	86.6%	87.4%	83.6%	97.9%	91.2%	85.1%	86.9%	88.1%	90.1%	91.4%	89.0%	89.4%
Less catastrophe losses	5.6	8.6	2.0	0.3	2.0	11.7	6.5	0.1	1.1	3.3	3.6	6.1	4.1	5.1
Adjusted statutory combined ratio excluding catastrophe losses	80.2%	88.0%	84.6%	87.1%	81.6%	86.2%	84.7%	85.0%	85.8%	84.8%	86.5%	85.3%	84.9%	84.3%

Reported commission expense ratio*	20.4%	20.3%	19.3%	16.8%	19.7%	19.9%	18.9%	18.3%	18.0%	18.6%	18.8%	19.0%	19.2%	19.2%
Written premium adjustment – statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted commission expense ratio	20.4%	20.3%	19.3%	16.8%	19.7%	19.9%	18.9%	18.3%	18.0%	18.6%	18.8%	19.0%	19.2%	19.2%

Reported other expense ratio*	11.6%	10.8%	10.3%	9.8%	11.0%	9.5%	10.8%	9.3%	10.0%	10.0%	10.2%	9.8%	10.5%	10.1%
Written premium adjustment – statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted other expense ratio	11.6%	10.8%	10.3%	9.8%	11.0%	9.5%	10.8%	9.3%	10.0%	10.0%	10.2%	9.8%	10.5%	10.1%

Reported statutory expense ratio*	32.0%	31.1%	29.6%	26.6%	30.7%	29.4%	29.7%	27.6%	28.0%	28.6%	29.0%	28.9%	29.7%	29.3%
Written premium adjustment – statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted statutory expense ratio	32.0%	31.1%	29.6%	26.6%	30.7%	29.4%	29.7%	27.6%	28.0%	28.6%	29.0%	28.9%	29.7%	29.3%

GAAP combined ratio
GAAP combined ratio	83.9%	96.6%	87.5%	88.9%	82.6%	97.8%	91.9%	87.1%	88.2%	89.5%	91.0%	92.3%	89.2%	89.8%
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
GAAP combined ratio before one-time item	83.9%	96.6%	87.5%	88.9%	82.6%	97.8%	91.9%	87.1%	88.2%	89.5%	91.0%	92.3%	89.2%	89.8%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Commercial Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/05	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04	3/31/04	6/30/05	6/30/04	9/30/05	9/30/04	12/31/05	12/31/04
Premiums
Adjusted written premiums (statutory)	$584	$547	$557	$617	$555	$530	$537	$587	$1,174	$1,124	$1,721	$1,656	$2,306	$2,209
Written premium adjustment -- statutory only	(36)	(1)	9	12	(23)	2	(25)	23	21	(2)	20	(2)	(16)	(23)
Reported written premiums (statutory)*	$548	$546	$566	$629	$532	$532	$512	$610	$1,195	$1,122	$1,741	$1,654	$2,290	$2,186
Unearned premiums change	28	18	(3)	(78)	19	5	8	(91)	(81)	(84)	(63)	(79)	(36)	(60)
Earned premiums	$576	$564	$563	$551	$551	$537	$520	$519	$1,114	$1,038	$1,678	$1,575	$2,254	$2,126

Statutory combined ratio
Reported statutory combined ratio*	84.3%	95.5%	83.9%	85.5%	79.1%	92.0%	84.1%	80.3%	84.6%	82.0%	88.1%	85.4%	87.1%	83.7%
Written premium adjustment -- statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted statutory combined ratio	84.3%	95.5%	83.9%	85.5%	79.1%	92.0%	84.1%	80.3%	84.6%	82.0%	88.1%	85.4%	87.1%	83.7%
Less catastrophe losses	2.4	9.5	0.4	1.1	1.3	9.0	3.0	0.2	0.8	1.6	3.6	4.1	3.4	3.4
Adjusted statutory combined ratio excluding catastrophe losses	81.9%	86.0%	83.5%	84.4%	77.8%	83.0%	81.1%	80.1%	83.8%	80.4%	84.5%	81.3%	83.7%	80.3%

GAAP combined ratio
GAAP combined ratio	82.1%	95.2%	84.8%	87.5%	78.2%	91.4%	84.4%	82.6%	86.1%	83.5%	89.2%	86.2%	87.4%	84.1%
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
GAAP combined ratio before one time item	82.1%	95.2%	84.8%	87.5%	78.2%	91.4%	84.4%	82.6%	86.1%	83.5%	89.2%	86.2%	87.4%	84.1%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Personal Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004	6/30/2005	6/30/2004	9/30/2005	9/30/2004	12/31/2005	12/31/2004
Premiums
Adjusted written premiums (statutory)	$181	$217	$223	$170	$194	$218	$224	$180	$393	$404	$611	$623	$791	$817
Written premium adjustment -- statutory only	(2)	(2)	1	(2)	(3)	(1)	(2)	0	(1)	(2)	(3)	(3)	(5)	(6)
Reported written premiums (statutory) *	$179	$215	$224	$168	$191	$217	$222	$180	$392	$402	$608	$620	$786	$811
Unearned premiums change	20	(14)	(22)	34	12	(21)	(25)	17	8	(8)	(3)	(30)	17	(18)
Earned premiums	$199	$201	$202	$202	$203	$196	$197	$197	$404	$394	$605	$590	$804	$793

Statutory combined ratio
Reported statutory combined ratio*	90.1%	99.9%	93.6%	94.0%	96.0%	114.4%	110.1%	98.7%	93.7%	104.3%	95.7%	107.6%	94.3%	104.6%
Written premium adjustment -- statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted statutory combined ratio	90.1%	99.9%	93.6%	94.0%	96.0%	114.4%	110.1%	98.7%	93.7%	104.3%	95.7%	107.6%	94.3%	104.6%
Less catastrophe losses	14.9	6.3	6.2	2.0	4.2	19.3	15.7	0.0	2.1	7.8	3.5	11.6	6.3	0.1
Adjusted statutory combined ratio excluding catastrophe losses	75.2%	93.6%	87.4%	96.0%	91.8%	95.1%	94.4%	98.9%	91.6%	96.5%	92.2%	96.0%	88.0%	94.9%

GAAP combined ratio
GAAP combined ratio	89.0%	100.5%	95.3%	92.7%	94.5%	115.4%	111.6%	98.8%	94.0%	105.2%	96.1%	108.6%	94.4%	105.0%
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
GAAP combined ratio before one-time item	89.0%	100.5%	95.3%	92.7%	94.5%	115.4%	111.6%	98.8%	94.0%	105.2%	96.1%	108.6%	94.4%	105.0%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.